Exhibit 99.2

RAYOVAC

Moderator: Kent Hussey

May 4, 2005

7:30 am CT

Operator:	Good morning and welcome to today’s Spectrum Brands quarterly conference call. Your host Kent Hussey. Sir please go ahead.

Kent Hussey:	Well good morning everybody. Thank you for joining us on our first earnings call as Spectrum Brands.

With me this morning are Dave Jones, our Chairman and Chief Executive Officer, Randy Steward, CFO and Nancy O’Donnell, our VP of Investor Relations.

We have an hour allocated for today’s call and Dave and I will take about 20 minutes to review the excellent results of the quarter, to update you on the United Industries integration effort and provide updated guidance to include our recent Tetra acquisition. We’ll then open the call to your questions.

However, before we begin I’ll ask Nancy to go over our Safe Harbor statement.

Nancy O’Donnell:	Good morning everybody. I’d like to remind you that we will be making forward-looking statements today. These forward-looking statements are based on management’s estimates, assumptions and projections as we see them today so they do contain an element of uncertainty. Actual results may differ materially.

Risks and uncertainties which could cause actual results to differ include changes in external competitive market factors, changes in our industry or the economy in general, our ability to successfully implement manufacturing and distribution cost efficiencies and improvements and to generate synergies as expected from our recent acquisitions of United Industries and Tetra among other factors.

For further details please refer to the cautionary statements contained in Spectrum Brands’ security filings including our most recent Annual Report on Form 10K.

We assume no obligation to update forward-looking statements made today.

We will also be discussing pro forma numbers on today’s call. These pro forma numbers represent operating results before restructuring and certain other costs. We provide a reconciliation of pro forma numbers to our GAAP financial results in table three and table five of today’s press release. The reconciliation will also be available in the investor relations section of our Web site, www.spectrumbrands.com.

At this point I’ll turn the call over to Dave.

Dave Jones:	Thanks Nancy and good morning all. Welcome to our first quarterly earnings call as Spectrum Brands.

I hope by now you are all aware that Rayovac Corporation officially changed its corporate name to Spectrum Brands effective this past Monday morning and began trading under the symbol SPC.

With the closing of the Tetra acquisition on Friday of last week we became a global consumer products company with $2.8 billion in annualized revenue and 10,000 employees in 120 countries around the world servicing leading global retailers in seven major consumer product categories.

So it’s quite fitting that on Monday morning we officially recognized the transformation of our company by becoming Spectrum Brands, Inc. It’s truly a momentous occasion for us and our new name should serve us well as we grow the company in the future.

We had an exciting day Monday at the New York Stock Exchange where a group of Spectrum Brands executives rang the opening bell to commemorate the start of trading under our new symbol, SPC. We also recognized the occasion with our employees around the world by welcoming them with new building signage, banners, posters and shirts and other giveaways with the new Spectrum Brands logo.

And we’re in the process of reaching out to our customers, to suppliers and to the communities where our employees live and work around the world to communicate the name change. It’s a very exciting time for us. So enough on that.

Let’s talk about the second quarter. This morning Spectrum Brands announced strong quarterly results in what historically has been the slowest quarter of our fiscal year.

Second quarter net sales were $535 million a 92% increase compared with the $278 million reported in fiscal 2004. Our fully diluted net loss per share of four cents included 55 cents in one time charges related to our acquisition of United Industries. Excluding those one-time charges we generated pro forma EPS of 51 cents which represents 168% improvement over last year’s pro forma EPS of 19 cents.

Our 2005 numbers include the impact of the United acquisition for eight out of the 13 weeks in the quarter. As I go through my discussion of our businesses I’ll talk about growth rates in our various geographies as well as global product categories. In calculating these growth rates we’ve compared 2005 results to prior year results adjusted to include United for the comparable eight week period in 2004.

This is how we look at our numbers internally and we believe it provides you with more meaningful insight into the trends in our various lines of business. So let me start with first from a global perspective.

Net sales increased 9% year over year and excluding the favorable impact of foreign exchange rates net sales grew a strong 7% for the quarter. Sixty four percent of our net sales were generated in a North American market, 27% from Europe rest of world and 9% from Latin America.

Global battery sales growth for the quarter was a strong 11% reflecting growth in both alkaline and specialty batteries. Remington branded products regained sales momentum in Q2 after mixed geographic results last quarter generating global growth of over 10% versus a year ago in what is traditionally a slow quarter for the shaving, grooming and personal care categories.

We’re now rolling out the Remington product line in Continental Europe and beginning to gain traction. Plans call for Father’s Day launches in selected Latin American markets as well.

Our newly acquired lawn and garden, household insecticides and specialty pet supplies businesses generated a combined net sale growth of 7% when compared to the same eight week period last year. An excellent start for these newly acquired businesses.

So looking to our geographies next our Legacy North American business, excluding United, generated total second quarter revenue of $113 million basically flat versus last year’s results.

Remington products had strong gains for the quarter. Our North American battery business declined slightly as the Rayovac branded products lost a little momentum during the quarter as a result of tough year over year comps against last year’s full rollout of a 50% more campaign.

During the past quarter we have begun executing a new alkaline marketing strategy to replace our 50% more campaign currently in the marketplace. This new strong value message - top tier performance at a significant value - will come with a money back guarantee. Programs are currently being finalized with all of our North American retail customers. We’ll provide more details of this initiative on our next earnings call.

As many of you are aware one of our major competitors announced a 6.8% price increase across their general battery portfolio last week. While we’re still evaluating this planned pricing initiative we believe a price increase in the battery category is warranted due to significantly higher raw material costs and dramatically improved overall battery performance across the industry since the last price increase occurred approximately five years ago.

While we are watching to see what actions the other major industry participant might take it is likely that we will announce our pricing actions in the very near future.

Europe rest of world revenue for the quarter grew to $144 million, an increase of 9% over last year’s results. Absent FX impact sales grew 4%. Our European battery business was up slightly this quarter reflecting continuing slow to no growth in many European economies as well as a continuing shift towards private label batteries in some markets particularly in Germany.

Our European shaving, grooming and personal care business had another good quarter with strong sales growth and market share gains in all categories as we continue to make progress with new distribution initiatives in continental Europe. Remington now has the number two market share in Europe in the personal care category.

Latin American revenues grew 61% for the quarter from $31 million last year to $50 million this year as a result of continued favorable performance from our Brazilian battery business and improving economic conditions throughout much of the region.

This is the second straight quarter in which Latin America has significantly exceeded our revenue projections which is encouraging in this important emerging region of the world.

Prices were increased in Brazil during the quarter for the second time since we’ve owned the business which had a positive impact on margins and profitability.

And then our new lawn and garden business we were pleased to see top line growth of 5% during the eight week period despite a bit of a slow start to the spring gardening season. It’s a new phenomenon for us to have to watch the weather but we’re learning fast.

March sell through was impacted by wet and cool weather in a number of major regions around the U.S. and by the fact that that Easter weekend fell in the second quarter this year. However, in spite of poor March weather we still saw solid year over year sales growth for the quarter and so far Q3 is looking very positive with very strong growth experience in April.

Our new household insect control business had a very good second quarter with growth of 10% year over year for the eight week period. In addition, we had some exciting news just last week when the Center for Disease Control announced their approval of Picaridin as effective protection against mosquitoes that may carry the West Nile Virus.

Picaridin is a non-DEET based repellant new to the U.S. which is as effective as DEET but more pleasant to use. It smells better and feels better on your skin. Spectrum Brands is the only manufacturer in the U.S. to have a Picaridin based product in the marketplace called Cutter Advanced Insect Repellant with Picaridin.

We’re getting good recognition for this product innovation and we have high hopes for its success with retailers and consumers this season.

And finally specialty pet supplies grew a very strong 13% compared with last year’s eight week results. We continue to be excited about this category’s growth potential in the U.S. and around the world.

And as you may have seen, we closed our acquisition of Tetra, the global leader in fish and aquatic supplies, on Friday of last week. This very strategic acquisition doubles our presence in the pet supplies market and takes our existing pet business to a global level with sales revenue of over $500 million and distribution in 90 countries.

Over the next few weeks we’ll be focusing on laying out detailed integration plans for Tetra and working with the Tetra management team to execute on our strategy of a global rollout of the pet supplies business.

We are now the largest manufacturer of pet supplies in the world and intend to leverage our global reach to significantly increase our business in this fast growing category.

Now let me turn it over to Kent for a few minutes to give you some highlights and selected financial results for the quarter as well as an update on our integration progress.

Kent Hussey:	Thanks Dave. Let me go over a few key financial metrics before we turn to an integration update. I’ll start with our gross margin. Q2 pro forma gross margin was 40.6% versus last years pro forma 43.8%. This decline is primarily the result of the impact of the lower margin United Industries businesses and product mix changes.

United accounted for approximately 43% of revenue in the quarter. You are likely to see some seasonal variability in our gross margin going forward as the United product categories will represent proportionately larger percentages of sales in our second and third fiscal quarters and our higher margin battery, shaving and grooming and personal care will be stronger in the first and fourth quarters.

While Tetra’s margins are well above Spectrum’s the relatively small amount of sales that will be booked in fiscal year ‘05 will have a nominal impact. Our gross margin should be in the 40% to 41% range for the full fiscal year. Operating income increased $13.2 million or 59% to $35.7 million in the quarter.

Excluding the $27.7 million inventory valuation charge this quarter and the net $3.8 million in restructuring and related charges associated with the Remington integration in fiscal 2004 pro forma operating income was $63.6 million this year and $26.3 million in fiscal ‘04. This represents a 142% increase.

Second quarter’s pro forma operating margin of 11.9% of sales compares with a pro forma operating margin of 9.5% in fiscal ‘04. This improvement reflects the cost synergies we’re reaping from the Remington integration process.

On a segment basis North American profitability was up significantly again due to the Remington synergies. In Europe profitability margins was down slightly reflecting a lower margin product mix in the quarter as well as increased in selling and marketing investments to support the rollout of Remington products in new markets. Sales and marketing expense in Europe was up $5.6 million or 30%.

In Latin America profitability margins declined largely as a result of lower, although improving, margins in Brazil. Performance at Microlite continues to improve faster than our original expectations. And as Dave mentioned recent price increases should further contribute to improving profitability.

Corporate expenses were $23.7 million, an increase of $6.3 million versus our second quarter last year. The majority of the increase is attributable to an increase in research and development expenses, higher legal costs including a half a million charge related to a settlement of a lawsuit and the significantly increased cost of compliance with Sarbanes-Oxley.

Total debt at quarter end was $1.9 billion. We ended the quarter with a leverage ratio of 5.3. We increased our leverage to 5.5 times with the Tetra acquisition which as you know closed last Friday.

Since we closed the Tetra transaction earlier than our original expectations of June 30 we ended up drawing on a revolver by about $40 million. However, we’re projecting significant positive cash flow in Q3 which will enable us to reduce our leverage ratio to 5.3 by the end of the quarter and pay down our revolver.

Cash flow from operations was a negative $13 million for the quarter after a cap ex of about $21 million. Rayovac’s Legacy business generated positive cash flow and is tracking towards our original expectations of about $100 million.

However, as you know in the lawn and garden business we invested significant working capital in supporting the spring selling season. We expect a positive cash flow for the balance of the fiscal year will enable us to reach our total projected cash flow between $190 and $200 million after cash restructuring charges. Cap ex including the Tetra acquisition is tracking to our projection of $65 million for fiscal ‘05.

I’d now like to update you on our significant progress in the United Industries integration and give you some early insight into our plans for Tetra.

As you know, we consider acquisition integration to be a core competency within Spectrum Brands. As a result of the experience we’ve gained over the past six years we’ve refined and improved our process enabling us to optimize our global organization and cost structure while maintaining momentum in the marketplace.

Our success as a result of the experienced management assigned to the integration effort, our commitment of significant resources both our key people and money, adherence to a well developed and disciplined process and our total focus.

Our integration team structure was put in place and staffed immediately following the closing in early February. We’re currently operating 12 teams which are fully staffed with 30 people working full time, 70 people devoting part of their time and outside consultants. This number will increase dramatically as we transform from planning to execution this summer.

We’re using Redding Consultants to assist us in organization design. Both United Industries and Spectrum Brands have used this firm in the past with their most recent assignment helping us with the Remington acquisition.

Teams are developing detailed integration plans and initiatives focused on specific functional parts of our business such as IT, corporate administration, HR, home and garden selling and marketing, home and garden manufacturing, supply chain, purchasing, technology and quality, pet selling and marketing, pet manufacturing and facilities.

Our efforts will be coordinated so that the final structure will reflect our corporate and business unit structure. All of our North American home and garden commercial activities will be integrated into our North American business unit.

United Pet Group and Tetra commercial activities will be integrated into a new global pet business unit. All R&D, manufacturing, purchasing, sourcing and supply chain functions will be integrated into our global operations platform. Final organization structures and locations are still in the analysis and planning phase.

We’ve also created a new senior management position, Senior V.P. Integration on our corporate staff to oversee and coordinate the work of these teams on a day to day basis. Paula Bauer, formerly our V.P. Supply Chain has been promoted into this key position. Paula has played a major role in all of our prior integrations and is especially well suited for this role.

We’ve also established a steering committee of our most senior executives to provide guidance to the entire process. The committee is composed of Bob Caulk, Steve Tooker, John Heil, Randy Steward, Ken Biller, Peter McCue and myself. Most of these individuals also sit on the Spectrum Brands executive committee. We’re meeting every three weeks with every team to review recommendations and monitor progress.

While the bulk of the integration initiative will begin in earnest this summer some progress has already been made. The United Industries corporate finance, HR, IT and legal departments have been integrated with their corresponding Spectrum Brands corporate functions.

Purchasing has been combined with our global purchasing organization and the establishment of a corporate purchasing arm in Hong Kong is underway. Service agreements and purchasing programs are being rolled into the Spectrum Brands master agreements. And insurance programs including D&O, product liability, group health and life and disability will be combined in the near future.

On a critical IT front we’re already working preparing for the transition of the U.S. home and garden business from JD Edwards to our SAP platform this fall.

In addition, a second team is now in place focusing on transitioning the aquatics portion of UPG to SAP early next year. And as you may be aware Tetra is already on the SAP platform in Europe so this initiative will enable us to accelerate the transition of a major portion of our global pet supply business onto our SAP platform. This will pave the way for further manufacturing and purchasing rationalization within our global pet structure.

In advance of the SAP conversions we are loading United Industries, United Pet Group and Tetra purchasing information into our global purchasing databases allowing us to begin work in this area immediately. As you are probably aware we originally intended to integrate United Industries in three stages over three years.

However, our current approach which is to run parallel integration programs for both our North American home and garden business and our global pet business including Tetra should enable us to complete the integration in two stages and six to 12 months quicker than originally anticipated. We don’t expect any change for fiscal ‘05 but should see some acceleration of benefits in both fiscal ‘06 and ‘07.

Retention programs are in place for all critical resources in United Industries and a formal communication program is also in place to keep all affected employees briefed on their status as well as the overall integration plans when appropriate.

On the financial front the teams have now developed detailed plans and analyses that give us a very high level of confidence in this $75 million synergy target. We’re also optimistic that our preliminary estimate of $15 million for Tetra will be confirmed shortly.

Overall we’re very pleased with the pace and outlook for the integration effort after only 90 days and I look forward to a more detailed report at the 180 day mark on our next earnings call.

I’d like to turn the call back to Dave now for his concluding remarks.

Dave Jones:	Thanks Kent. So all in all we had an excellent quarter. We had strong revenue growth and great financial results and we made a great deal of progress on many strategic fronts.

Looking ahead for a moment, with the stellar results from the first half of our fiscal year in hand, with increased confidence about our newly acquired lawn and garden household insect control and pet supply businesses and with the addition of Tetra to our fiscal third and fourth quarters we are taking the opportunity to once again raise our guidance for full year FY05 pro forma earnings to a range of $2.40 to $2.50.

This represents a projected increase of between 31% and 37% over the pro forma $1.83 reported in FY04 exceeding our stated long term goal of industry leading 20% plus annual earnings growth. Our revenue projections call for full year FY05 net sales in a range of $2.4 billion.

Before we move on to your questions let me take a moment to step back and reflect on our accomplishments since the last time we talked. We started off the quarter with a bang on January 4 when we announced the acquisition of United Industries. We closed that acquisition in early February.

This was a transforming event in the history of our company in which we entered three new exciting high growth consumer product categories. We significantly increased the size and scale of our business and we enhanced our relationships with a number of key global retailers.

In addition, we identified $75 million plus in synergies to be realized from the combined businesses.

And in March we negotiated and announced the acquisition of Tetra Holdings doubling our presence in pet supplies a category we have identified as an extreme high growth opportunity. We closed that transaction within six weeks and we’ll soon begin work on our detailed integration plans for Tetra.

Our pet supply business is now the largest in the world and we’re just beginning our quest to further consolidate and build out this category.

And just last week we filed a shelf registration for $1.1 billion which will allow us the flexibility to manage our balance sheet and our business in a prudent manner as conditions and opportunities dictate while continuing to execute our growth vision for Spectrum Brands.

But perhaps most importantly even with all this work going on we maintained extreme focus on our core business and delivered very solid second quarter financial results. We had strong revenue growth on a global basis and we were able to generate even more significant growth on the bottom line by leveraging our world class infrastructure in global sourcing, supply chain, product development and information technology.

We’ll continue to invest in our brands, focus on the needs of our customers and deliver world class quality products to consumers. We feel very good about our progress and our long term prospects. From where I stand today I’m very optimistic about the future of Spectrum Brands as we work hard to build a stronger, more global, more diversified consumer products company.

So now we’ll take a few questions operator.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Lori Scherwin.

Lori Scherwin:	Yeah, hi good morning.

Dave Jones:	Good morning.

Lori Scherwin:	Overall sales fell a couple percents short of your original $550 million guidance and I have a couple of questions on specific regions but if first you could just talk to what fell short relative to your internal models and if you’re still comfortable with your prior sales targets for the year excluding Tetra.

Dave Jones	Well, you know, the – I think our internal target we were pretty much on and we have 550 now where I think internally we projected somewhere around 540 to 550. So I don’t think we were materially off where we felt we would be Lori.

Lori Scherwin:	Okay just because the numbers you had laid out, you know, in February was $550 million, not $540 to $550.

Dave Jones:	But again, you know, we’ve got a lot of moving pieces in many new business and, you know, I don’t think we can be as precise as an exact number.

Lori Scherwin:	All right well in the U.S. according to your release Remington was up strong but by our calculations if U.S. batteries were down slightly which I’m going to assume is 1% to 2% then Remington was probably flat. So what am I missing and can you talk to both personal care and shaving.

Dave Jones:	Randy

Randy Steward:	Alkaline was down slightly on a year over year basis. Shaving and grooming and personal were up for the quarter in the U.S.

Lori Scherwin:	But I mean the release has strongly - that would suggest a big recovery from trends in the first quarter and it also doesn’t seem to jive with the numbers we have now. So if you could maybe help us quantify it a little bit that’d be great.

Dave Jones:	You know, shaving and grooming was up half single digits – shaving, grooming and personal care was up high single digits for the quarter.

Lori Scherwin:	And was that more due to personal care or have you seen improvements in the shaving business? Can you talk a little bit about what you’re seeing in the men’s shaving category as an update to what happened in the first quarter?

Dave Jones:	You know, personal care was the biggest growth driver the quarter but in total, you know, the Remington products had good growth.

Lori Scherwin:	Is there any update to changes in the men’s shaving? The category had been very weak in the first quarter I believe due to growth in the low end products. Is that still happening or has something changed?

Dave Jones:	Well there’s actually two things that I recall occurred. One was, our growth was somewhat stymied by the fact that we took a bunch of inventory out of the system in Q1. I – we didn’t ship in what traditionally Remington had done in this highly seasonal business. So, you know, that was sort of – that was on us.

The other was that there was some low end shaving products as well as very heavy promotion of wet shaving powered by retailers during that quarter.

You know, second quarter is a relatively non-promoted quarter in shaving, grooming or personal care and it’s the low cycle of the year. And so there’s really not much to talk about in the second quarter because it’s all in preparation for Father’s Day and Mother’s Day.

And we do feel somewhat bullish about Father’s Day and Mother’s Day based on the promotional schedule and what appears to be a desire by retailers to rejuvenate the category so, you know, we’re feeling pretty good about the shaving and grooming business and Remington in total we’re feeling, you know, very good about.

Lori Scherwin:	Okay and lastly can you just comment on Lester Lee leaving? You know, did you expect this and I guess you had effectively given Bob Caulk control of the U.S. business back in February but is there a big bench of Legacy, Remington people to help run that business in the interim?

Dave Jones:	Listen Lori, you know, businesses changed. Our business has doubled in size in the last year and doubled in size the year before that. And with business change comes management change and comes organization change and, you know, we have very strong Legacy knowledge in our company of Remington product lines in marketing, in sales, in product development. There were a number of key executives that moved from Bridgeport to Madison two years ago or over the last year or two since we’ve acquired that business so, you know, that’s really all I care to say on that.

Lori Scherwin:	Okay thank you.

Operator:	Your next question comes from Chris Ferrara.

Chris Ferrara:	Hey good morning.

Kent Hussey:	Good morning Chris.

Chris Ferrara:	Hey I just wanted to ask you why is the sales number for the full year coming up to $2.4 billion from $2.3 when, you know, I know you said you were close to your internal projections but relative to what you guys said to us it looks like Q2 is a little bit short but the full year has taken off. So why the added optimism there?

Dave Jones:	Tetra.

Chris Ferrara:	Tetra closing early I mean.

Dave Jones:	Yeah Tetra’s closing roughly two months earlier than we had anticipated and, you know, when we add in the full effects of that and our sort of forecasting where we think the year is going to come out that’s sort of the range of numbers.

Again, there’s a lot of moving parts here and so our ability to predict that we’re going to come in exactly, you know, it goes back to the first question $2.4 billion is, you know, that’s pretty precise measurement but we think it’ll be in that range.

Chris Ferrara:	Yeah no that’s fine just directionally I mean I understand it’s hard but I mean directionally it’s still coming up and even two months of Tetra is probably only $40 or $50 million.

Dave Jones:	Right.

Chris Ferrara:	You can be more optimistic elsewhere right.

Dave Jones:	Well you know, I think we’re optimistic in a lot of areas, and even in our new categories – the eight weeks (which eight weeks does not make a trend) but the eight weeks contribution from the United Industries legacy businesses was very strong.

You know, the fact that the pet business which we continue to focus on, grew 13% during that period. You know, that gives us a lot of incremental comfort in our ability to forecast going forward.

Kent Hussey:	We’re also at a point in time where we had a lot of discussions with key customers about the plans for the fall and Christmas selling season so we have better visibility and some product placements for that period of the year and that’s being factored into the forecast as well.

Chris Ferrara:	Okay and then just on the new marketing plan you guys are going for North American Batteries. I know you don’t want to say a ton about it but how is that impacted by Energizer’s announcement? I mean does that sort of, you know, was Energizer’s announcement like somewhat of a surprise to you?

Dave Jones:	No it wasn’t a surprise at all and if you all had been listening on several calls and anybody that participated out at CAGNY when I presented out there, you know, my opinion, and its just my personal opinion, has been for some time that for a lot of reasons including a much more rational battery industry in North America that more closely resembles other geographic areas of the world.

We’re entering into an environment where pricing was possible and not only possible but because of raw material increases, inflation, et cetera and the fact that all of us have continued to put out a much better, much more improved product to consumers there was a lot of logic on why pricing could occur. As analysts or as investors you all principally look at the U.S. marketplace, but battery pricing at least from us has occurred in many areas of the world over the last year or two.

You know, Kent alluded to Brazil, we’ve priced twice in the last seven or eight months there. We have priced in Europe since we acquired Varta and there’s pricing initiatives that are being contemplated in Europe again.

My view has been for a long time that pricing would and should occur. You know, as in any pricing or any industry, market leadership generally has to lead that. That’s why you’ve seen us in areas where we’re market leaders, i.e., Latin America take the role of leaders and the same has to occur here.

Chris Ferrara:	How does it relate to what your plans are for the new marketing plan?

Dave Jones:	There’s no change or issue and it’s very consistent. Our plans are very consistent with what we believe will occur in the industry and what we believe would occur includes this likely that at least some participants in the industry with will increase prices.

Chris Ferrara:	Thank you.

Dave Jones:	Thanks.

Operator:	Your next question comes from Bill Schmitz.

Bill Schmitz:	Hi good morning.

Dave Jones:	Hey Bill.

Kent Hussey:	Good morning.

Bill Schmitz:	Hey what was the organic growth if you exclude currency, Microlite, Ningbo and United? Because I know it was 6% ex currency without United. But if you take the other two out were sales flat?

Kent Hussey:	Up two to three percent.

Dave Jones:	It’s about 3%.

Bill Schmitz:	With both those deals?

Dave Jones:	Right.

Bill Schmitz:	Okay. And then just in terms of the shelf filing the $1.2 billion the press release is sort of cryptic in terms of, you know, what the use of proceeds was going to be. Have you discussed what you’re going to do with that $1.2 billion or why the timing now?

Dave Jones:	Well a shelf registration doesn’t mean we’re doing anything with it or that there are any plans for immediate actions. We had a shelf registration out there for a long time and it has slowly declined with various things that we’ve done, financing bonds, et cetera, et cetera, down to where it was only about $100 million.

And when you just step back and think about a company that has doubled its size roughly each of the last two years and has stated significant growth and earnings growth strategies in the future. Not to have a universal shelf filed so that we can opportunistically do whatever we need to do to continue to execute our business strategy would be a bad thing.

And so, you know, we’ve felt the need is now to make sure that we’ve got all of our options covered and that we can do whatever we need to do to execute our business.

Bill Schmitz:	Great thanks and then just finally, you know, I heard from some sources that you lost Lowe’s in the Northeast and the Midwest. I know you used to always talk about the number of incremental doors you got into distribution. Is that number still expanding or are you seeing a pullback? I know Lowe’s is s small piece of your business but.

Dave Jones:	Well number one sounds like a short seller talking to you. We haven’t lost any business at Lowe’s. We haven’t lost any distribution at Lowe’s and in fact with Lowe’s lighting business we just gained significant distribution for the first time.

Bill Schmitz:	Alkaline batteries you didn’t lose in the Northeast and the Midwest because that’s what someone who’s pretty close to Lowe’s (unintelligible).

Dave Jones:	No we didn’t Bill.

Bill Schmitz:	Okay.

Dave Jones:	And, you know, I would just tell you, rumors fly all the time and we really don’t respond to those rumors but we haven’t lost distribution at Lowe’s or any other meaningful account. We continue to grow our distribution around the world and our distribution in the U.S. as well.

We’re very focused on increasing our battery distribution in the U.S. where we’re underdeveloped. We’re only in about 50% of available stores in the U.S. which is very low for us versus some other areas of the world and very low in other categories.

For example, in the U.S. with Remington we have a very high distribution so we know it’s something we’ve got to continue work on.

Bill Schmitz:	So you are increasing the number of doors that you’re in distribution wise in the U.S.?

Dave Jones:	We are and we have for eight years.

Bill Schmitz:	Okay good and then just this is kind of a mundane question but what is the interest expense going forward about $40 to $45 million a quarter. Does that sound right?

Randy Steward:	Yes that sounds structurally correct.

Bill Schmitz:	Okay thanks very much.

Operator:	Your next question comes from Connie Maneaty.

Connie Maneaty:	Hi I have a couple of questions. Let’s see. In Western Europe battery sales – I mean private label is growing what’s the split of your business between branded and private label?

Kent Hussey:	Sixty forty.

Dave Jones:	That’s a…

Kent Hussey:	I thought it was seventy thirty.

Dave Jones:	No, no, no, no. in terms of no it’s about half and half.

Kent Hussey:	Okay.

Dave Jones:	Yeah in dollars.

Kent Hussey:	Okay.

Dave Jones:	It’s about half and half Connie. Actually its just really a recent phenomenon in Germany and Central Europe but principally in Germany and its really as a result of continued growth of the super discounters, the Aldi and Lide in Germany who, you know, continue to grow at a faster rate than other European retailers and in fact faster than any other retailer in the world.

In the case of Aldi as an example all of Aldi’s products, not just this category, but all products are private label products. And so as they grow that mix changes and we have to adjust our business model for that.

You know, the good news about our battery business, Varta’s battery business has long been a business based on brands, superior brand, as well as a very strong private label business. So, you know, while we’re seeing some shift from branded to private label our business model, in total we’re doing better than most because we’re picking up a lot of that business.

Connie Maneaty:	So is there a difference in operating margins that you record between your branded and private label European business?

Dave Jones:	Yeah there is. There’s a big difference in gross margins as you might suspect but then again we apply virtually no resources or, capital against private labels. So it’s far less difference on the operating profit line. But it is less profitable obviously with branded business.

Connie Maneaty:	Okay. Alberto Culver was talking about on their call that in the U.K. in particular a lot of retailers were starting to do some pretty deep discounting of personal care appliances which have been a good business for Remington I think. Are you seeing that and is that a long term trend with this kind of discounting? What’s going on there?

Dave Jones:	We’re not seeing it at all. I think the reason that we’re not seeing it where other categories may be and I’m really not that familiar with other categories is that we have some very unique personal care products as a platform in the U.K.

And because of that, you know, we’ve not seen pricing pressure. A good example of that would be our wet to straight product which sells for the highest price point in the world in the U.K. And the reason for that is there’s nothing else out there to compare to or to compete against and so, you know, we’re not seeing a lot of that pressure.

Connie Maneaty:	Okay.

Dave Jones:	I think that’s category specific Connie. It’s not a – it’s not the entire U.K. market doing that.

Connie Maneaty:	Okay. Your increase in guidance for this year is it just based on the inclusion of Tetra – a greater cushion than you expected from United Industries?

Dave Jones:	I wouldn’t call it cushion. I would say its better confidence, you know, we have almost a quarter under our belt and beyond that as I’ve said briefly we’re one month into this quarter and April has been an extremely strong quarter in the lawn and garden business in total. And the weather patterns across the U.S. during the first part of April were nearly perfect.

So while March was a perfect negative storm, you know, April has been just the opposite and that’s such a big month and big quarter for lawn and garden. We’ve got more comfort there.

I wouldn’t classify it as cushion I would classify it as comfort and then, you know, we’re going to get some slight accretion over the five month period that we’ve got Tetra. So, you know, all of that suggests to us that earnings are probably going to be a little better than what we predicted last time we talked.

Connie Maneaty:	Okay and so finally back to North America with the composition of sales. We’re kind of calculating that maybe you had battery sales decline 5% or 6%. Is that…

Kent Hussey:	Four point six percent.

Connie Maneaty:	Four point six percent okay.

Kent Hussey:	And it’s all the specialty batteries Connie.

Connie Maneaty:	Oh it is?

Kent Hussey:	Yeah It’s not alkaline.

Dave Jones:	Alkaline was up and specialty batteries which includes everything else other than alkaline batteries, …

Kent Hussey:	Zinc carbon, rechargeable, coin cells, et cetera.

Dave Jones:	… was down and I think that’s consistent with what you would see if you can get valid industry market share data. Alkaline batteries were up slightly 4% or 5% during the quarter which is a real good trend by the way. It’s not a trend but it’s a real good quarter because, you know, alkaline battery growth has been pretty anemic for a while.

But specialty batteries, particularly zinc carbon batteries, are in a state of decline. Some important retailers have changed their support of zinc carbon batteries and lose some of it back to alkaline and I think that’s what you’re seeing in the numbers.

Connie Maneaty:	Oh that’s…

Dave Jones:	And that’s an encouraging trend for, you know, for everyone and it’s a good healthy thing for the industry.

Connie Maneaty:	So the alkaline increase of 4% to 5% that was U.S.?

Kent Hussey:	Yes.

Dave Jones:	The alkaline increase in the U.S. was by our projections for the industry about 4% or 5%. We increased ours by two so, you know, we lost a little share. We had some tough year over year comps during the quarter. But, you know, overall pretty healthy for the industry.

Connie Maneaty:	And then just finally what was the increase in worldwide alkaline sales?

Dave Jones:	I think it was 11…

Kent Hussey:	Alkaline. Fifteen percent.

Dave Jones:	Oh 15 – 15% and, you know, it was slight growth in Europe and slight growth in North America, you know, good growth in Latin America, strong growth in Latin America and we have such a small business in the Far East but some good growth there as well.

Connie Maneaty:	Many thanks.

Dave Jones:	Thanks Connie.

Operator:	Your next question comes from Joe Norton.

Joe Norton:	Yeah thanks good morning.

Dave Jones:	Hey Joe.

Kent Hussey:	Hi Joe.

Joe Norton:	Just a little bit more on this – on the organic growth question.

Dave Jones:	Yep.

Joe Norton:	Now when – maybe we could just talk about it sort of you talked about battery growth, Remington growth, et cetera. Now battery growth global growth of 11%. Was that included Microlite I’d assume.

Dave Jones:	Yes.

Kent Hussey:	Yes.

Joe Norton:	Okay so can you tell us what battery growth was on or globally on an organic basis?

Kent Hussey:	We’re trying to calculate it right now.

Joe Norton:	And on Remington 10% I assume that’s organic because there was nothing.

Dave Jones:	Thirty four percent battery growth alkaline.

Joe Norton:	Okay.

Dave Jones:	To answer your first question.

Kent Hussey:	Excluding acquisitions.

Joe Norton:	Excluding okay.

Dave Jones:	Go ahead.

Joe Norton:	And then the Remington the 10% you gave us that would be organic I assume.

Dave Jones:	That’s pure organic.

Randy Steward:	That’s pure organic there, you know, it’s pure organic with a little FX so probably 2% 3% FX.

Joe Norton:	Okay.

Dave Jones:	Single high digits.

Joe Norton:	Okay. And then on the lawn and garden was it 5% or 7%?

Dave Jones:	It was well let me break it down by categories specific okay. The lawn and garden business was 5%.

Joe Norton:	Okay.

Dave Jones:	The total United business was 7%. The lawn and garden business component which is a North American business was 5%. Household insect control was 10%, you know, that’s higher than the long term growth rate of that industry. And then pet supplies is 13% which is obviously much higher than the sort of 8% to 9% long term growth rate of that industry.

Joe Norton:	And just to remind me does household or pets have any international component?

Kent Hussey:	No.

Dave Jones:	It had none for the quarter but obviously will now that Tetra…

Joe Norton:	Going forward.

Dave Jones:	Yes.

Joe Norton:	Okay. And then just so talking about the pricing you mentioned you’ve taken pricing in various places – I assume there’s really then no following on that. I mean we’re hearing from other company, you know, Energizer’s price increase is only for North America and, you know, it doesn’t sound like Europe is really going to tolerate that so what’s been the response in other parts of the world? Is anyone following?

Dave Jones:	Well in Latin America generally the competition has followed our pricing actions which have gone on for over two years. And again, we’ve got – we have so many countries now we can’t talk to you all about every country specific thing that we do.

But if you take Latin America as a business we’ve raised prices last year aggressively in many markets – the best example of that would be in Brazil where we raised prices 16% last August across the board. Our biggest competitor in Brazil is Panasonic, far bigger than anybody else. They followed us. We have raised prices in the last 30 days another 7% 8% in Brazil and the competition has followed us as well.

A year or 18 months ago we raised prices in Europe across our entire Varta battery line. There were following pricing actions by some that occurred. So again pricing has not been a dormant thing in the battery industry around the world.

It’s been an issue in the last four or five years in the U.S. market place as the industry got too promotional, they got too competitive and as all of you who lived through it had to watch all of us work our way out of that. From our perspective it’s been almost two years now that there’s been no change and it’s been a fairly rational environment which leads us to predict that there’s going to be some pricing here as well.

Joe Norton:	Okay thanks and then just finally you referenced some, you know, later in the year lawn and garden sales initiatives which I’m assuming is, you know, talking about the new season. I was just wondering if you could give us any further preview on any of that. I mean is – are you looking at new product rollout or new promotional strategies, just kind of anything more you can tell us about…

Dave Jones:	I was talking specifically about the product that I talked about which was, from a PR standpoint from a communications standpoint a very big win for us. The household insect control particularly products that you use against mosquitoes and West Nile and things like that are fairly seasonal to this time of the year. And so it may change our marketing plans or promotional strategies but it’s sort of a real time thing that we’re working on.

By and large the lawn and garden category is a category where products are sold in the summer. After the season’s over there are line reviews with all major retailers that occur in the June July August timeframe and then the product lineups and promotional schedules are set for the next year.

So those things are all set for the industry, ours and all of our competitors this year and so we all know and can fairly well predict if we’re right on, how things will turn out this year.

Joe Norton:	Okay but I was kind of more looking for next season.

Dave Jones:	It’s too early to say and I would never on a call play our hand on any of that stuff anyway. Not before we talk to our retailers about it. Okay thanks Joe.

Operator:	Your next question comes from Anne Gillin.

Anne Gillin:	Good morning gentlemen.

Dave Jones:	Hey Anne.

Kent Hussey:	Good morning Anne.

Anne Gillin:	How are you all?

Dave Jones:	We’re great.

Kent Hussey:	Doing good.

Anne Gillin:	Good just a quick follow up to Joe’s question. Is it possible just to get what the total price impact was for batteries?

Because it doesn’t sound like they were down in North America. It sounds like you actually went positive for the category.

Dave Jones:	You know pricing is not negative. The trend of pricing is not negative in North America, and hasn’t been for the last few quarters largely because there’s been a fair amount of stability that’s occurred.

The good news about the battery category that you all should take away from this call is that the category saw alkaline dollar growth in the 4% to 5% range occur in the last quarter. And that’s the first time in at least two to three years that we’ve seen that level of dollar growth.

One quarter doesn’t make a trend and I’m not predicting to you that you’re going to see 4% 5% dollar growth but it is a very positive indicator of relative health in the battery category in the U.S.

Anne Gillin:	I’m sorry I may not have been specific. In your three to four organic growth is it possible to get a sense of as to how much was pricing in that number.

Dave Jones:	None.

No price – none in pricing.

Kent Hussey:	In the quarter.

Anne Gillin:	Okay. And then I just wondered if it’s too early to talk a little bit about any revenue synergies that you’re seeing in these businesses as you brought United in this quarter.

Dave Jones:	I think it’s a little early to talk openly about it because revenue synergies, you know, we’ve only owned this business for well its less than three months or right at three months. And I would call them early stage, you know, we’ve had a lot of discussions with retailers about who we are and how we’re different and what we can bring them and how we can apply certain skills from one category to the next.

With that will come opportunities but again, its one thing to be able to take a cost out or to move a component to China to purchase and you can do that relatively quickly. You know, when you’re in a marketplace things take longer, they take multiple discussions, they take proving yourself and all those sorts of things.

So revenue synergies will come and as we’ve got more concrete examples to give you that are beyond theory, that are real things that have been effective in the marketplace in the future we’ll give them to you. But again it would be awfully premature to talk to them and all I’m doing is just giving my competitors heads up to talk in any more detail.

Anne Gillin:	Is it possible to sort of comment on what your own timeframe is given that you’ve already started the cost synergy side as to when you’d start to expect revenue synergies?

Dave Jones:	I think they’ll occur in ‘06 . I can tell you that there has been a number identified. The number is greater than $25 million, maybe they’ll all occur and maybe they won’t. Maybe that number will be conservative but they will begin to occur in ‘06.

But, you have to go through line reviews. In many of our businesses a line review as I just told Joe occurs in the summer or you have to go through planagram changes, and planagram changes, depending on a category only occur once or at most twice a year and so you got to get into those cycles.

Anne Gillin:	Great. And just more of a maybe a numbers question. Last Friday you filed the proformas for United and the old Rayovac so it’s everything ex Tetra.

Dave Jones:	Yeah.

Kent Hussey:	Yes.

Anne Gillin:	Q1 ‘05 pro forma EPS is 36 cents in that filing. Your guidance though for Q1 which I know you didn’t want to give but you were going to give us a full flow of the year is 63 cents to 68 cents per Q1 ‘06 again without Tetra.

I’m struggling with how to get that kind of growth for Q1 and I don’t know what I’m missing.

Dave Jones:	I think the best way to answer that is we don’t have the data to engage in a real conversation today. We’re not prepared to talk about ‘06 today and it sort of wasn’t on the agenda. And typically in our planning cycles, you know, our businesses don’t focus on ‘06 until the next quarter.

But, you know, our preliminary guidance that we gave at our analyst day was an ‘06 EPS number of $2.85 to $3.00. We think that is the range that is the appropriate range and, you know, hopefully on the next call we can get you all more comfortable in terms of how to calendarize that because again our efforts are to try to help you with your models there but I really don’t think it’d be a productive conversation today.

Anne Gillin:	But Dave I am worried that in addition to the $2.85 to $3.00 you also put up 63 to 68. I mean that was your number not ours.

Kent Hussey:	That was on analyst day.

Dave Jones:	Yeah.

Anne Gillin:	Yeah the analyst day so that number is out there.

Dave Jones:	Yeah Anne we can give you further guidance next quarter. I mean what you’re seeing is there are a lot of non-recurring expenses in that, you know, 8K filing plus you haven’t considered synergies, opportunities that we see rolling into ‘06 also.

Dave Jones:	We’re not changing that number okay. We’re not changing that preliminary quarterly guidance that we tried to give okay. We will focus on that now this quarter and we will come back to you, you know, with more detail on that.

Anne Gillin:	Okay thank you.

Dave Jones:	Okay thanks.

Operator:	Your next question comes from Ron Philis.

Ron Phillips:	Guys. Regarding the line reviews for United I know you talked about this stuff a little bit but is it not accurate to say that with the old United business stand alone they had one large competitor who was very aggressive and some may say bully like and that this year the shoe may be on the other foot a little bit. And you may have an advantage in getting shelf space.

Dave Jones:	No I wouldn’t say that at all.

Ron Phillips:	No?

Dave Jones:	In the year that we’re in, the line reviews that United had prior to our acquisition which go back to last June and July.

Ron Phillips:	Right.

Dave Jones:	They had very good line review results okay and net net they gained distribution at all of their SKU placements and all of their major retail customers.

Ron Phillips:	Except Depot.

Dave Jones:	They gained SKU placement significantly at Depot.

Kent Hussey:	For this year.

Dave Jones:	For this year because Depot who had deemphasized Spectracide SKUs last year changed their strategy and they have reemphasized Spectracide SKUs for the season that we’re in. Depot had the greatest SKU gain out of all the major retailers.

Now this is again looking backward for United’s line reviews that occurred last summer and last fall. And I am certainly in no position to predict our success on line reviews this year. What we have a very good competitor and competitors in that category. It’s a good industry and we have a good, competitive set and we feel comfortable with all that.

Ron Phillips:	Okay Kent in terms of the 5.3 leverage number you gave is that pro forma for Tetra?

Kent Hussey:	No that does not include Tetra.

Ron Phillips:	Randy where do you think you guys will be pro forma for Tetra?

Randy Steward:	Well what we’ve said – I believe what Kent said is that by September ‘05 that we’re going to be around five times leverage.

Ron Phillips:	Okay got you.

Randy Steward:	That includes Tetra.

Ron Phillips:	Got you. On the acquisition front is there anything that’s proving to be of interest?

Dave Jones:	There are small things that are proving to be of interest to us particularly in some of the new acquired categories. Most particularly in pet supplies there are assets that are potentially good, fill in assets that are available in the U.S. and in Europe. And, you know, we’re looking at those but they’re smallish things that we’re looking at right now. And in lawn and garden again there are some smallish assets that are nice filling out the product range assets that we’re taking a look at.

Ron Phillips:	You know in terms of either purchase price or sales what do you guys think of as being, you know, quote small or smallish?

Ron Phillips:	Just so we can understand.

Kent Hussey:	Less than $50 million in revenue.

Ron Phillips:	Okay thanks. And then the other thing is can we expect Bob Caulk to be around for awhile, you know, in a senior role with you folks?

Dave Jones:	You know Bob is with us now and, you know, I’m not a predictor of the future for anybody, we have a very core group of senior managers that have been together for a long time.

Ron Phillips:	Yep.

Dave Jones:	Its one of the strengths of this company.

Ron Phillips:	Yep.

Dave Jones:	It goes all the way back eight years and with each acquisition we’ve added strength to it and not just Bob but John Heil who runs Pet and Steve Tooker who runs Lawn and Garden and John Hill who runs Canada are all extremely good seasoned people who are all with us now and I’m not going to be one to predict the future. But Bob’s fully on board and engaged and he’s running all of our North American business now and he’s doing a terrific job.

Ron Phillips:	Thanks and finally on the shelf offering what was the reason for the shelf offering and can you tell us a little bit about your intentions with regard to, you know, using that document.

Dave Jones:	Yeah again maybe you weren’t on when the same question came up earlier on the call.

Ron Phillips:	Okay.

Dave Jones:	But, you know, our shelf – we’ve had a shelf out for a long time, you know, any smart company has a shelf filed and almost all do to make sure that they got all the availability to do whatever they need to do to execute their business.

And our shelf offering had dwindled in size over the years to down to only a little over $100 million which is obviously not sufficient when you look at a company that’s growing as fast as us that in revenue growth and acquisition growth as well as earnings growth. And we felt it prudent that we increase the size and scale of our shelf so that we have the ability to do whatever we need to do to continue to grow the business. And that’s really all that you should read into that right now.

Ron Phillips:	Its safe to say though if acquisition opportunities were to present themselves given the rating agency considerations there’s a good chance that you might need to put some equity into it this time right?

Dave Jones:	Again I’m not…

Ron Phillips:	Okay.

Dave Jones:	I’m not going to go there.

Ron Phillips:	Okay.

Dave Jones:	You know, it’s our job to execute our business, it’s our job to continue to grow the business to make it healthy and strong and viable for the long term and that’s what we intend to do.

Ron Phillips:	Okay thanks a lot guys.

Dave Jones:	Thanks.

Operator:	At this time ladies and gentlemen we do have time for one final question. Your final question comes from Alexis Gold.

Alexis Gold:	Good morning.

Dave Jones:	Good morning.

Kent Hussey:	Good morning.

Alexis Gold:	Just a couple questions, you now, I know Ron just talked a little bit about some of the line reviews last year. Have you seen any pickup at Lowe’s this year with United specifically?

Dave Jones:	Again I will only talk about our business okay. We’ve had good success at Lowe’s so far this season and, you know, I really don’t want to talk about competitors and I really don’t like to talk about retailers specifically. But we have had a good start in spite of the weather, you know, in that category and I don’t think Lowe’s or any other retailer would like for me to comment much more than that.

Alexis Gold:	Fair enough. Just you talked a little bit about the household and insect control business and you know the CDC announcement and the Cutter Advanced Insect Repellent do you have a sense for what that market size is?

Dave Jones:	We do but I don’t know. I’m sorry, this is a new category to me personally and if I had some of our managers that run the business they could tell you all that you wanted to know. But I just can’t really size it for you.

Alexis Gold:	And did you say that you have – that you’re the only one with one – with a product of that nature.

Dave Jones:	Yes.

Alexis Gold:	Or are you the only with approval for a product of that nature.

Dave Jones:	We’re the only company with product in the marketplace.

Alexis Gold:	Okay. And then just to – I’ve asked this question before so sorry if I keep harping on this but just to touch on your urea prices for a minute. Any thoughts on hedging there? It looks like they continue to rise and if I look year on year, you know, if I look out to the third quarter they look like they’re up pretty substantially. You know, is that something that you’re seeing, are you seeing any pressure there?

Dave Jones:	I don’t know the answer to that and, you know, our purchasing people obviously do. I could just tell you in total as I’ve said over and over again we are seeing price increases, we’ve seen urea pricing, we’ve seen steel pricing but now that started to moderate.

You know, we’ve seen pricing of nickel and zinc and some other commodities but we look at it in a total basket and where we choose not to hedge then we go after other areas of the business to compensate for it.

Six months into the year we have more price reductions and more cost improvements that are coming in other areas than we do raw material price increases and net net will have lower cost – we’re having lower cost in total than what we predicted at start of the year.

Alexis Gold:	But it’s still about 90,000 tons that you purchased. Is that about?

Dave Jones:	Again I don’t…

Alexis Gold:	Okay.

Dave Jones:	I can’t tell you. You’re more knowledgeable than I am on that subject.

Alexis Gold:	Okay great well thanks very much.

Dave Jones:	Thanks.

Operator:	At this time ladies and gentlemen we have used our allotted time for Q&A. Gentlemen are there any closing remarks?

Dave Jones:	Yeah this is Dave I’d just like to close and thank you all for your time. You know, we really think we had a good quarter both financially as well as all the initiatives and actions that this company is working on. We feel a lot more confident about the acquisition with United and the way that we’re going to integrate that business than we did when we last talked.

And as Kent talked about it’s likely that we’ll pull the schedule up and that our three year plan will be, you know, six to 12 months improved. We also feel confident that when we talked about $70 to $75 million in synergies we feel very confident that they’re there or more and we have those pegged and identified and now we’ve just got to go out and execute them.

So, you know, we feel comfortable with that integration process, although there’s a lot of work to do. Thanks for your support, we’re building a great company and we hope you agree and, we’ll continue to do everything that we have to do and need to do to continue our growth. So thanks have a great day.

Operator:	Thank you for participating in today’s teleconference. You may now all disconnect.

END